As filed with the Securities and Exchange Commission on June 29, 2010

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GENZYME CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	06-1047163
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

Genzyme Center, 500 Kendall Street, Cambridge, Massachusetts 02142
(Address of Principal Executive Offices)

GENZYME CORPORATION 2004 EQUITY INCENTIVE PLAN

(Full Title of the Plan)

PETER WIRTH

Genzyme Corporation

Genzyme Center

500 Kendall Street

Cambridge, Massachusetts 02142

(617) 252-7500

(Name, Address and Telephone Number of Agent for Service)

with copies to:

PAUL KINSELLA

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Genzyme common stock, $0.01 par value	2,750,000 shares	(1)	$53.74	(2)	$147,785,000	$10,537.08

(1)   Plus, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of Genzyme common stock as may be issued upon a stock split, stock dividend, or similar transaction.

(2)   Pursuant to Rules 457(c) and 457(h)(1) under the Securities Act, the proposed maximum offering price per share and the maximum aggregate offering price for the shares have been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low prices of Genzyme common stock as reported by the Nasdaq National Market System on June 23, 2010, which were $54.15 and $53.32, respectively.

EXPLANATORY NOTE

This Registration Statement is being filed to register an additional 2,750,000 shares of our common stock for issuance under our 2004 Equity Incentive Plan.  Pursuant to General Instruction E to Form S-8, we incorporate by reference into this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth herein, the entire contents of the following Registration Statements on Form S-8 filed with the Securities and Exchange Commission:  File No. 333-160397 filed on July 1, 2009, File No. 333-153898 filed on October 7, 2008, File No. 333-143468 filed on June 4, 2007, File No. 333-139491 filed on December 19, 2006, File No. 333-125726 filed on June 10, 2005 and File No. 333-116650 filed on June 18, 2004.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents that we filed with the Commission are incorporated herein by reference:

(a)       Our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 1, 2010;

(b)      Our Quarterly Report on Form 10-Q/A for the quarterly period ended March 31, 2010, filed on May 11, 2010;

(c)       Our Current Reports on Form 8-K filed on January 4, 2010, January 7, 2010, January 28, 2010, February 22, 2010, March 24, 2020, March 30, 2010, April 8, 2010, April 15, 2010, May 24, 2010, June 9, 2010, June 14, 2010, June 15, 2010, June 17, 2010, June 22, 2010, June 23, 2010 and June 29, 2010; and

(d)      The description of Genzyme common stock contained in our registration statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, July 1, 2003 and May 28, 2004, including any further amendment or report filed hereafter for the purpose of updating such description.

All documents filed after the date of this registration statement by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all shares of Genzyme common stock offered hereunder have been sold or which deregisters all shares of Genzyme common stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.    Indemnification of Directors and Officers.

Section 2.02(b)(4) of the Massachusetts Business Corporation Act (the “MBCA”) provides that a corporation may, in its articles of organization, eliminate or limit a director’s personal liability to the corporation for monetary damages for breaches of fiduciary duty, except in circumstances involving (1) a breach of the director’s duty of loyalty to the corporation or its shareholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) improper distributions, and (4) transactions from which the director derived an improper personal benefit. Article VI.C.3 of the Registrant’s Articles of Organization provides that no director shall be liable to the Registrant or its shareholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that the elimination or limitation of liability is not permitted under Massachusetts corporation law, as in effect when such liability is determined.

Section 8.51 of the MBCA permits the Registrant to indemnify a director if the individual (1) acted in good faith, (2) reasonably believed that his or her conduct was in the best interests of the corporation or at least not opposed to the best interests of the corporation, and (3) in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 8.51 also allows for indemnification of a director for conduct for which such individual is or would be exculpated under the charter provision referred to above. Section 8.52 requires that a corporation indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director was a party because he was a director of the corporation.

Section 8.56 of the MBCA permits a corporation to indemnify an officer (1) under those circumstances in which the corporation would be allowed to indemnify a director and (2) if such officer is not a director of the corporation, to such further extent as the corporation chooses provided that the liability does not arise out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Section 8.56 requires that a corporation indemnify an officer who was wholly successful on the merits or otherwise in the defense of any proceeding to which such officer was a party because he was a director of the corporation.

Prior to the final disposition of a proceeding involving a director or officer, Sections 8.53 and 8.56 of the MBCA allow the Registrant to pay for or reimburse reasonable expenses. As a condition, the director or officer must deliver a written undertaking to repay the funds if the individual is determined not to have met the relevant standard of conduct, which determination is made in the same manner as the determination of whether an individual is entitled to indemnification. This undertaking may be accepted without security and without regard to the individual’s financial ability to make repayment. Another condition to advancement of expenses is that the individual submit a written affirmation of his or her good faith that he or she has met the standard of conduct necessary for indemnification (or that the matter involved conduct for which liability has been eliminated pursuant to the charter exculpation provision referred to above). Furthermore, Section 8.54 of the MBCA provides that a court may direct a corporation to indemnify a director or officer under certain circumstances.

Section 8.58 of the MBCA allows a corporation to obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification to a director or officer or to advance funds or reimburse expenses. Such a commitment may be made in the corporation’s articles of organization or bylaws or in a resolution adopted or a contract approved by the board of directors or the shareholders. Article VI of the Registrant’s by-laws provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by law, and may indemnify such other employees as identified by the Board of Directors. In addition, the Registrant has in place agreements with directors and officers that affirm this obligation to indemnify such individuals to the fullest extent permitted by law and also contractually commit the Registrant to provide advancement of expenses to the fullest extent permitted by law. These indemnification agreements also contain procedural provisions as well as protections in the event of a change of control.

In addition to covering directors and officers of the Registrant if they become parties to legal proceedings when acting in such capacities, the Registrant’s by-laws and indemnification agreements, as permitted by the MBCA, also cover such individuals when serving at the Registrant’s request for another entity, specifically, as a director, officer, partner, trustee, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust, employee benefit plan, or other entity. A director or officer is considered to be serving an employee benefit plan at the request of the Registrant if the individual’s duties to the Registrant also impose duties on, or otherwise involve services by, the director or officer to the plan or to the participants in or beneficiaries of the plan.

The Registrant maintains directors’ and officers’ liability insurance which may protect the Registrant’s directors and officers against costs and liabilities imposed upon them in their roles with the Registrant, including in circumstances under which indemnification would not be permitted under the MBCA.

Item 8. Exhibits.

See Exhibit Index immediately following the signature page.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on this 29th day of June, 2010.

By:	/s/ MICHAEL S. WYZGA
Michael S. Wyzga
Executive Vice President, Finance; and
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, Michael S. Wyzga, Peter Wirth and Thomas J. DesRosier, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto) for the registration of 2,750,000 shares, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on June 29, 2010:

Signature	Title

/s/ HENRI A. TERMEER	Principal Executive Officer
Henri A. Termeer	and Director

/s/ MICHAEL S. WYZGA	Principal Financial Officer
Michael S. Wyzga

/s/ JASON A. AMELLO	Corporate Controller and
Jason A. Amello	Principal Accounting Officer

/s/ DOUGLAS A. BERTHIAUME	Director
Douglas A. Berthiaume

/s/ ROBERT J. BERTOLINI	Director
Robert J. Bertolini

/s/ GAIL K. BOUDREAUX	Director
Gail K. Boudreaux

/s/ STEVEN J. BURAKOFF	Director
Steven J. Burakoff

/s/ ROBERT J. CARPENTER	Director
Robert J. Carpenter

/s/ CHARLES L. COONEY	Director
Charles L. Cooney

/s/ VICTOR J. DZAU	Director
Victor J. Dzau

/s/ ERIC J. ENDE	Director
Eric J. Ende

/s/ DENNIS M. FENTON	Director
Dennis F. Fenton

/s/ CONNIE MACK III	Director
Connie Mack III

/s/ RICHARD F. SYRON	Director
Richard F. Syron

/s/ RALPH V. WHITWORTH	Director
Ralph V. Whitworth

EXHIBIT INDEX

Exhibit Number	Description

*4.1

Restated Articles of Organization of Genzyme, as amended, as filed with the Secretary of State of the Commonwealth of Massachusetts on June 18, 2010.  Filed as Exhibit 3.1 to Genzyme’s Form 8-K filed June 22, 2010.

*4.2	Bylaws of Genzyme, as amended. Filed as Exhibit 3.2 to Genzyme’s Form 8-K filed June 22, 2010.

5	Opinion of Ropes & Gray LLP. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Ropes & Gray LLP (contained in Exhibit 5 hereto).

*99	2004 Equity Incentive Plan. Filed as Appendix C to Genzyme’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 26, 2010.

*    Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A, or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-14680.